Exhibit 99.1

Speedus Corp. Names Stephen X. Graham to Board of Directors

FREEHOLD, NJ (November 11, 2009) – Speedus Corp. (NASDAQ: SPDE) today announced that on November 11, 2009 Stephen X. Graham was appointed to the Company’s Board of Directors.

Mr. Graham is Managing Director of Crosshill Financial Group, Inc., which he founded in 1988, and has been a General Partner of Crosshill Georgetown Capital, L.P. since November 2000 and Crosshill Debt II, L.P. since 2004. Prior to these roles Mr. Graham was a Principal with Kidder Peabody & Co. and held positions with Merrill, Lynch & Co. and Arthur Young & Co. Mr. Graham received a B.A. from Georgetown University and an MBA from the University of Chicago Graduate School of Business. He is also a board member of NYSE-traded TNS Inc. and several private companies.

In view of his extensive financial experience, the Company’s Board has invited Mr. Graham to serve on the audit committee of the Board of Directors, and the Board anticipates that he will be invited to serve on other committees as well.

“We are proud to have Stephen join our Board of Directors. We look forward to his insight as our company continues to develop our exciting technologies,” stated Shant Hovnanian, Speedus’ chairman, president and CEO.”

About Speedus Corp.
Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

#                           #                           #

Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.